Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

MACK-CALI ANNOUNCES THIRD QUARTER LEASING RESULTS

Company Leases Over 664,000 Square Feet During the Third Quarter; Announces Plan to Build Harborside 4 on the Hudson River Waterfront

Jersey City, New Jersey—October 24, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today announced that it executed 62 leases totaling 664,490 square feet for its office and flex commercial real estate properties during the quarter ending September 30, 2016. Of the square feet leased, 289,991 square feet (44 percent) were for new leases and 374,499 square feet (56 percent) were for lease renewals and other tenant transactions. At quarter end, Mack-Cali’s Core, Flex, and Waterfront properties, totaling 19.8 million square feet, achieved 90.3 percent leased. The overall percentage leased when Non-Core assets are included is 87.7 percent, up 100 basis points from last quarter’s 86.7 percent. The third quarter leases had a direct impact on the Company’s 2017 expirations, reducing the total by almost 100,000 square feet to 2.9 million square feet.

“We are pleased with the significant leasing momentum we’re seeing across our portfolio, particularly along the Hudson River Waterfront where occupancy achieved 95 percent,” said Mitchell E. Rudin, Mack-Cali Chief Executive Officer. “This quarter we produced GAAP roll up of 9.1 percent and cash roll up of 2.3 percent. We continue to be focused on core markets and key properties with an eye toward transforming these assets with first-class amenity packages. Over the first nine months of this year, we have executed 218 leases totaling 2.5 million square feet. These results include 830,000 square feet of new leases, and over 1.6 million square feet of renewal and other tenant transactions. Of the 160 transactions for renewals and space vacant less than a year, 139 produced GAAP rent roll ups, while four were net neutral and 17 were roll downs. Year to date our rents have rolled up 10.5 percent on a cash basis and 19.3 percent on a GAAP basis.”

“As some may have noticed today we ran an ad in the Wall Street Journal thanking our colleagues in the leasing business for helping us achieve 95 percent occupancy across our Waterfront portfolio,” said Michael DeMarco, Mack-Cali President. “We also ran an ad announcing our previously discussed joint venture with SJP Properties to design, lease, and build Harborside 4, a 1.2 million-square-foot office tower. We chose SJP, who will be an equity partner in the proposed venture, because Steve Pozycki, the founder, is a master builder with an unmatched record of building iconic structures on time and on budget. The project only gets built if we achieve substantial preleasing at our desired rates. We believe tenant demand is there today as is our ability to finance and add an additional equity partner, if necessary. The Harborside 4 site is an existing parking lot that we own free and clear of debt for over 20 years.”

Large block transactions of over 20,000 square feet during the quarter total 400,000 square feet and include the following deals:

HUDSON RIVER WATERFRONT

•                  Omnicom, a global leader in marketing communications, signed a new lease for 79,771 square feet at Harborside 2 in Jersey City.

•                  Zurich American Insurance, a commercial insurance provider, signed a new lease for 64,414 square feet also at Harborside 2 in Jersey City.

CORE NEW JERSEY SUBURBAN MARKETS

•                  PBF Holding Company LLC, a petroleum refinery operator, has signed a lease renewal and expansion totaling 57,721 square feet at 1 Sylvan Way at Mack-Cali Business Campus in Parsippany.

•                  Maser Consulting P.A., a consulting engineering firm, has signed a lease renewal and an expansion totaling 54,538 square feet in One River Centre, 331 Newman Springs Road, in Red Bank.

•                  Regus, the world’s largest provider of flexible workplaces, signed a lease renewal at Princeton Overlook I, 100 Overlook Center in Princeton for 38,930 square feet.

•                  Continental Casualty Insurance, an insurance provider, singed a new lease for 27,366 square feet at 500 College Road East in Princeton.

•                  RSM Maintenance LLC, a facility maintenance provider, signed a lease renewal and expansion totaling 21,540 square feet at Mack-Cali Centre VI, 461 From Road in Paramus.

NEW JERSEY FLEX MARKETS

•                  Hill-Rom Company, Inc., a global medical technology company, signed a new lease for 38,400 square feet at 202 Commerce Drive at Moorestown West Corporate Center in Moorestown.

•                  Community Behavioral Health, a subsidiary of AmeriHealth Mercy Family of Companies, signed a lease renewal for 21,063 square feet at 300 Horizon Drive at Horizon Center Business Park in Hamilton.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,”

“should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:	Anthony Krug	Ilene Jablonski	Deidre Crockett
	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation
	Chief Financial Officer	Vice President of Marketing	Director of Investor Relations
	(732) 590-1030	(732) 590-1528	(732) 590-1025
	tkrug@mack-cali.com	ijablonski@mack-cali.com	dcrockett@mack-cali.com

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